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Exhibit 14.1

Ethics Code for Executive and Financial Officers

CH2M HILL Companies, Ltd. has adopted this Executive and Financial Officers' Code of Ethics to

  •
  promote accurate financial reporting;

  •
  enhance accountability for our financial disclosures to shareholders and other stakeholders; and

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  deter wrongdoing.

This Code applies to CH2M HILL's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, senior operational leaders such as Division [and Business Group] Presidents, Treasurer, Division and Business Group financial managers, and other employees performing similar functions who have been identified by the Chief Financial Officer, in his/her discretion, from time to time because their roles directly relate to CH2M HILL's financial reporting (the "Covered Executives").

By signing below, each Covered Executive agrees to:

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  Act honestly and ethically in the performance of his/her duties at CH2M HILL;

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  Avoid personal and organizational conflicts of interest whenever possible, and fully disclose all potential conflicts of interest to her/his supervisor and CH2M HILL's General Counsel (when applicable);

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  Provide comprehensive, fair, accurate, and timely disclosure of CH2M HILL's business and financial conditions in support of all financial communications and reports that CH2M HILL makes to the public, including reports to shareholders and filings that it submits to the US Federal Securities and Exchange commission and other similar regulatory organizations in jurisdictions where CH2M HILL's shares are registered;

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  Comply with rules and regulations of all national, federal, state, provincial, and local governments and other private and public regulatory agencies that affect the conduct of CH2M HILL's business and financial reporting in all jurisdictions where CH2M HILL does business, but only with respect to those laws and regulations which apply to the part of our business for which the Covered Executive and/or his/her direct reports are responsible;

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  Act in good faith, responsibly, with due care, competence and diligence, making every reasonable effort to make sure that material facts are not misrepresented in CH2M HILL's disclosures to shareholders and stakeholders;

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  Engage in open discussion with senior management about any material disagreements where his/her independent judgment on issues of financial reporting or disclosure does not align with that of other responsible parties;

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  Respect the confidentiality of information acquired in the course of work at CH2M HILL, except when authorized or legally obligated to disclose such information;

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  Share knowledge and maintain skills relevant to carrying out his/her duties at CH2M HILL;

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  Consistently interact with others on the basis of highest ethical principles;

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  Strive to use responsibly all CH2M HILL's assets and resources entrusted to his/her care;

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  Promptly bring to the attention of the General Counsel any information of which he/she become aware concerning

  (a)
  significant deficiencies in the design or operation of internal controls which could adversely affect CH2M HILL's ability to record, process, summarize and report financial data;

  (b)
  any fraud that involves a Covered Executive or any other member of CH2M HILL leadership team; and

    (c)
    violations of this Code.

The obligations under this Code supplement, but do not replace, the obligations that all CH2M HILL employees have under our Employee Ethics & Business Conduct Policy or any other applicable code of conduct or ethics policy. Waivers of Covered Executives' obligations under this Code may be obtained from CH2M HILL Audit Committee of the Board of Directors only. Such waivers are subject to public disclosure.

Accepted and Agreed,

Employee	Date

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